Securities Purchased in Underwritings Involving
Transactions with Affiliated Broker Dealers
Subject to Rule 10f-3 Under the Investment Company
Act of 1940
10f-3 Transactions For the Period January 1, 2006
through June 30, 2006
Diversified Investors Portfolios-Equity Growth Portfolio
Security*
Genworth Financial, Inc.-Class A
Date Purchased
March 2, 2006
Shares Purchased
1,000
Price Per Share
$32.75
Shares Purchased by Portfolio Group (1)
1,000
Total Shares Offered (000)
71,216
% of Offering Purchased By Group
0.00%
Purchased From
Merrill Lynch
Shares held at June 30, 2006
549,029
*Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public. **Indicates the purchase of an Eligible Rule 144A Security.
1) Purchases by all Diversified Investors Portfolios, including the
Equity Growth Portfolio may not exceed:
 a) if purchased in an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering of such class; or
b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering or such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.